Metropolitan West Funds
10880 Wilshire Blvd., Suite 2020
Los Angeles, California  90024

Ladies and Gentlemen:

The undersigned hereby subscribes for the purchase of _______ shares of beneficial interest (the "Shares") of METROPOLITAN WEST TOTAL RETURN BOND FUND (the "Fund"), a separate series of Metropolitan West Funds (the "Trust"), at $__.___ per share for a total investment of $ _____. In connection with said subscription, the undersigned hereby represents that:

         1. There is no present reason to anticipate any change in circumstances or any other occasion or event that would cause the undersigned to sell or redeem the Shares shortly after purchase thereof.

         2. There are no argeements or arrangements between the undersigned and the Trust, or any of its officers, trustees, employees or the investment manager of the Fund, or any affiliated persons thereof with respect to the resale, future distribution or redemption of the Shares.

         3. The sale of the Shares by the undersigned will be made only by redemption to the Fund and not by a transfer to any third party, without the consent of the Trust.

         4. The undersigned is aware that in issuing and selling these Shares, the Fund and the Trust are relying upon the aforementioned representations.

         5. The undersigned is fully aware that the organizational expenses of the Fund, including the costs and expenses of registration of the Shares, are being charged to the operations of the Fund over a period of five years, and that if the undersigned redeems any portion of these Shares before the end of said amortization period, the undersigned will reimburse the Fund for the pro rata share of the unamortized organizational expenses (by a reduction of the redemption proceeds) in the same proportion the number of Shares being redeemed bears to the total number of remaining initial Shares acquired by the undersigned hereunder.


                                         METROPOLITAN WEST ASSET MANAGEMENT, LLC

                                         By
Dated: March ___, 1997                     --------------------------------
                                         Its
                                            -------------------------------